Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

MACERICH SUBSTANTIALLY IMPROVES AND CLARIFIES LIQUIDITY POSITION

SANTA MONICA, CA, March 26, 2021. Today, the Macerich Company (NYSE: MAC, the “Company”) announced certain major capital events and other updates.

Through March 25, 2021, the Company has sold 36.0 million shares of common stock under its “at the market” equity program at a weighted average price of $13.54 per share, generating gross proceeds of approximately $487.3 million. As of March 25, 2021, approximately 1.0 million shares remain available to be issued under the program.

The Company is under contract to sell a 95% interest in Paradise Valley Mall, a non-core asset in Phoenix, AZ, for $100 million to a newly formed joint venture. The transaction is expected to close in late March 2021, and is anticipated to generate net proceeds of approximately $95 million to the Company. The Company will retain a 5% joint venture interest in this multi-year redevelopment.

The Company has obtained commitments from its joint lead lenders, Deutsche Bank, JPMorgan, and Goldman Sachs for a new revolving line of credit and credit facility. The total capacity of the line and the credit facility is expected to be between $600 million and $800 million, with the facility expected to close in April 2021.

As of March 25, 2021, the Company has cash and cash equivalents, including pro-rata share of joint ventures, of approximately $950 million. Expected total liquidity after the close of the new credit facility and the Paradise Valley sale is expected to be in the range of $1.65 billion to $1.85 billion prior to paying off the current line of credit.

Reflecting the common stock sold to date under its “at the market” equity program and the pending sale of Paradise Valley Mall referenced above, the Company is revising its 2021 guidance for estimated Earnings per share (“EPS”) – diluted and Funds From Operations (“FFO”) per share-diluted. A reconciliation of estimated EPS-diluted to FFO per share-diluted follows:

Fiscal Year 2021 Guidance
EPS-diluted	($0.73 - $0.53)
Plus: real estate depreciation and amortization	2.50 - 2.50

FFO per share-diluted	$1.77 - $1.97

More details of the guidance assumptions, as updated above, are included in our Form 8-K Supplemental Financial Information in Exhibit 99.2, filed with the U.S. Securities and Exchange Commission on February 11, 2021.

Operational Update:

Operating conditions continue to improve across the Company’s portfolio. State and local government COVID-19 restrictions continue to loosen, including in the Company’s key markets of California and New York, which were the most capacity-restricted markets in 2020. During January and February 2021, sales within the Company’s Arizona region, the least restricted region in the Company’s portfolio, were 99% of pre-COVID, January and February 2020 sales, excluding capacity-restricted food and beverage uses. The Company believes Arizona is a leading indicator for the balance of the portfolio, as capacity constraints continue to loosen.

“We are strongly encouraged by increasing sales and traffic trends reflecting the pent-up consumer demand we are seeing across our portfolio. With continuous improvement in vaccination levels alongside rising consumer confidence, we expect that our retailers will experience a robust rebound during the summer and second half of 2021,” said Tom O’Hern, Chief Executive Officer of Macerich. Importantly, we also are experiencing resilient leasing demand, including from a wide variety and breadth of categories and uses, which supports our optimism for occupancy improvement and recovery.”

About Macerich:

Macerich is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development, and redevelopment of regional malls throughout the United States.

Macerich currently owns 50 million square feet of real estate consisting primarily of interests in 47 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence on the West Coast, Arizona and the Metro New York to Washington, DC corridor. A recognized leader in sustainability, Macerich has achieved the #1 GRESB ranking in the North American Retail Sector for six straight years (2015 – 2020). Additional information about Macerich can be obtained from the Company’s website at www.Macerich.com.

Note: This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as “believes,” “expects,” “guidance,” “intends,” “plans,” “anticipates,” “assumes,” “projects,” “estimated” and “scheduled” and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance, or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, and acquisitions and dispositions; the adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

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